COMPX DECLARES REGULAR QUARTERLY DIVIDEND AND
RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS . . . May 28, 2008 . . . CompX International Inc. (NYSE:  CIX) announced today that its board of directors has declared CompX’s regular quarterly dividend of twelve and one-half cents ($0.125) per share on its class A and class B common stock, payable on June 20, 2008 to stockholders of record at the close of business on June 10, 2008.

CompX also announced that its stockholders had re-elected each of its seven directors for terms of one year at the annual stockholder meeting held today.  CompX’s directors are:  Paul M. Bass, Jr., David A. Bowers, Norman S. Edelcup, Edward J. Hardin, Ann Manix, Glenn R. Simmons and Steven L. Watson.

CompX is a leading manufacturer of security products, furniture components and performance marine components.

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